Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 18, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CrossAmerica Partners LP on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in this Registration Statement of CrossAmerica Partners LP and CrossAmerica Finance Corp. on Form S-3, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Arlington, Virginia

November 17, 2016